Exhibit J
FORM OF CALCULATION AGENCY AGREEMENT
between
New South Wales Treasury Corporation
and
Citibank, N.A., London Branch
Dated as of December 14, 2009
     New South Wales Treasury Corporation (the “Corporation”), a statutory corporation constituted pursuant to the Treasury Corporation Act 1983 of New South Wales (the “Issuer”), proposes to issue and sell its Medium-Term Notes, Series A (the “Notes”) due nine months to 30 years from date of issue. The Notes will be issued from time to time under, and pursuant to, the terms of a Fiscal Agency Agreement, dated as of September 11, 2009 (as amended, modified or supplemented from time to time, the “Fiscal Agency Agreement”), between the Issuer and Citicorp International Limited, as fiscal agent (the “Fiscal Agent”) and Citibank, N.A., London Branch, as paying agent, transfer agent and registrar (the “Paying Agent”). Terms used but not defined in this Calculation Agency Agreement (this “Agreement”) shall have the meanings given to such terms in the Notes.
     Certain of the Notes will bear interest at floating rates (the “Floating Rate Notes”) determined by reference to the CD Rate, CMT Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR, EURIBOR, the Prime Rate, the Treasury Rate, the Australian Bank Bill Swap Rate or another other rate or formula (collectively, the “Base Rates”), the terms of which are specified in such Floating Rate Notes. The form of Floating Rate Note is attached hereto as Exhibit A. In connection with the calculation of the interest rates applicable to any Floating Rate Notes for which Citibank, N.A., London Branch is named on the face of such Floating Rate Note as Calculation Agent, the Issuer and Citibank, N.A., London Branch (the “Calculation Agent”) hereby agree as follows:
     SECTION 1. Appointment of Calculation Agent. The Issuer hereby appoints Citibank, N.A., London Branch as the Calculation Agent with respect to Floating Rate Notes that the Issuer may issue from time to time and for which the Calculation Agent is named on the face of such Floating Rate Note as Calculation Agent, and the Calculation Agent hereby accepts such appointment and its obligations as set forth herein.
     SECTION 2. Calculation of Base Rate. The Calculation Agent shall determine and notify the Issuer and the Fiscal Agent and, if the relevant Notes are to be admitted to listing, trading and/or quotation by a listing authority, exchange or quotation system and the rules of such listing authority, exchange or quotation system so require, such listing authority, exchange or quotation system, of the interest rate applicable to each Floating Rate Note on or prior to the related Calculation Date or, if the Base Rate is LIBOR, EURIBOR or the Australian Bank Bill Swap Rate, on the related Interest Determination Date and shall take such other actions as may be required in connection with the performance of its obligations in connection with the Floating Rate Notes hereunder. All interest rate determinations made by the Calculation Agent with respect to Floating Rate Notes shall, in the absence of manifest or proven error, be conclusive for all purposes and binding upon the Issuer, the Calculation Agent and the holders of the Floating Rate Notes. If at any time the Calculation Agent is not also acting as Paying Agent under the Fiscal Agency Agreement the Issuer will cause the Paying Agent to give the Calculation Agent at least three New York business days notice of each Interest Determination Date or Calculation Date, as applicable.
     SECTION 3. New Base Rates. If the Issuer proposes to issue Floating Rate Notes whose interest rate will be determined by reference to an index or formula not specified in the form of Floating Rate Note attached hereto as Exhibit A (a “New Base Rate”), the Issuer shall give a description of such New Base Rate to the Calculation Agent. The Calculation Agent shall determine if it is able and willing to calculate the New Base Rate and, upon its agreement to so calculate the New Base Rate, the term “Base Rate” shall be deemed to include the New Base Rate. If the Calculation Agent notifies the Issuer that it is unable or unwilling to calculate the New Base Rate, or that it is only willing to calculate the New Base Rate on the basis of an increase in its fees not acceptable to the Issuer, the Calculation Agent shall have no responsibility with respect to such New Base Rate. The Issuer may appoint a different Agent as calculation agent to calculate the New Base Rate.
     SECTION 4. Fees and Expenses. The Calculation Agent shall be entitled to such compensation for its services under this Agreement as may be agreed upon in writing with the Issuer, and the Issuer shall pay such compensation and shall reimburse the Calculation Agent for all reasonable out-of-pocket expenses (including reasonable legal fees and expenses), disbursements and advances incurred or made by the Calculation Agent in connection with the services rendered by it under this Agreement, except any expenses, disbursements or advances attributable to its negligence, bad faith or willful misconduct.
     SECTION 5. Rights and Liabilities of Calculation Agent. The Calculation Agent shall incur no liability for, or in respect of, any action taken, omitted to be taken or suffered by it in reliance upon any Floating Rate Note, certificate, affidavit, instruction, notice, request, direction, order, statement or other paper, document or communication provided to it by any person the Calculation Agent reasonably believed to be an authorized officer or attorney-in-fact of the Issuer and reasonably believed by it to be genuine. The Calculation Agent may consult with counsel of national or international standing satisfactory to it and the advice or opinion of such counsel shall constitute full and complete authorization and protection of the Calculation Agent with respect to any action taken, omitted to be taken or suffered by it hereunder in good faith and without negligence and in accordance with, and in reliance upon, the opinion of such counsel. In acting under this Agreement, the Calculation Agent does not assume any obligation towards, or any relationship of agency or trust for or with, the registered holders or beneficial owners of the Notes. The Calculation Agent shall have no duty to enforce any obligation of any other person hereunder, including without limitation, the Issuer. The Calculation Agent shall not be liable for anything which it may do or refrain from doing in connection with this Agreement, except for its own negligence, bad faith or willful misconduct.
     SECTION 6. Right of Calculation Agent to Own Floating Rate Notes. The Calculation Agent and its officers, employees and shareholders may become owners of, or acquire any interests in, Floating Rate Notes, with the same rights as if the Calculation Agent were not the Calculation Agent, and may engage in, or have an interest in, any financial or other transaction with the Issuer as if the Calculation Agent were not the Calculation Agent.

     SECTION 7. Duties of Calculation Agent. The Calculation Agent shall be obligated only to perform such duties as are specifically set forth herein and no other duties or obligations on the part of the Calculation Agent shall be implied by this Agreement.
     SECTION 8. Termination, Resignation or Removal of Calculation Agent. The Calculation Agent may at any time terminate this Agreement by giving no less than 45 days’ prior written notice to the Issuer, unless the Issuer consents in writing to a shorter time. Upon receipt of notice of termination by the Calculation Agent, if any Floating Rate Notes are outstanding, the Issuer agrees promptly to appoint a successor calculation agent. In such event, the Calculation Agent shall have the right to petition at the expense of the Issuer a court of competent jurisdiction for the appointment of a successor calculation agent in the event of the failure to so appoint a successor calculation agent within 20 days after receipt of notice of termination by the Calculation Agent. The Issuer may terminate this Agreement at any time by giving written notice to the Calculation Agent and specifying the date when the termination shall become effective, provided that no such removal shall take effect less than 30 days nor more than 45 days after such notice has been given. Notwithstanding the foregoing, if any Floating Rate Notes are outstanding, no termination by the Calculation Agent or by the Issuer shall become effective prior to the date of the appointment by the Issuer, as provided in Section 9 hereof, of a successor calculation agent and the acceptance of such appointment by such successor calculation agent. Upon termination by any party pursuant to the provisions of this Section 8, the Calculation Agent shall be entitled to the payment of any compensation owed to it by the Issuer hereunder and to the reimbursement of all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Calculation Agent in connection with the services rendered by it hereunder (other than incurred in respect of a termination).
     SECTION 9. Appointment of Successor Calculation Agent. Any successor calculation agent appointed by the Issuer following termination of this Agreement pursuant to the provisions of Section 8 hereof shall execute and deliver to the Issuer and the Calculation Agent an instrument accepting such appointment, and thereupon such successor calculation agent shall, without any further act or instrument, become vested with all rights, immunities, duties and obligations of the Calculation Agent, with like effect as if originally named as Calculation Agent hereunder, and upon payment of its charges hereunder, the Calculation Agent shall thereupon be obligated to transfer and deliver, and such successor calculation agent shall be entitled to receive and accept, copies of any available records maintained by the Calculation Agent in connection with the performance of its obligations hereunder.
     SECTION 10. Indemnification. The Issuer shall indemnify and hold harmless the Calculation Agent and its directors, officers, employees and agents from and against all actions, claims, damages, liabilities, losses and reasonable out-of-pocket expenses (including reasonable legal fees and expenses) relating to or arising out of actions or omissions hereunder, except actions, claims, damages, liabilities, losses and expenses caused by the negligence, bad faith or willful misconduct of the Calculation Agent or its officers, directors, employees or agents. This Section 10 shall survive payment in full by the Issuer of its obligations under the Floating Rate Notes as well as any termination of this Agreement pursuant to Section 8 hereof.
     Under no circumstance will the Calculation Agent be liable to any party for any special, indirect, punitive or consequential loss or damage of any kind whatsoever (inter alia, being loss of business, goodwill, opportunity or profit), whether or not foreseeable, even if the Calculation Agent has been advised of such loss or damage and regardless of whether the claim for loss or damage is made in negligence, for breach of contract or otherwise. The provision of this clause shall survive the resignation or removal of the Calculation Agent and the termination of this Agreement.
     SECTION 11. Merger, Consolidation or Sale of Business by Calculation Agent. Any corporation into which the Calculation Agent may be merged, converted or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Calculation Agent may be a party, or any corporation to which the Calculation Agent may sell or otherwise transfer all or substantially all of its corporate trust business, shall, to the extent permitted by applicable law, become the Calculation Agent under this Agreement without the execution of any paper or any further act by the parties hereto.
     SECTION 12. Notices. Any notice or other communication given hereunder shall be delivered in person, sent by mail (postage prepaid), overnight courier, electronic mail, facsimile, telecopy or telex, to the addresses given below or such other address as the party to receive such notice may have previously specified:
To the Issuer:
New South Wales Treasury Corporation,
Level 22, Governor Phillip Tower,
1 Farrer Place,
Sydney, New South Wales, 2000, Australia,
Attention: Chief Executive
Facsimile. +61 2 9325 9333
To the Calculation Agent or to the Paying Agent:
Citibank N.A.
1 North Wall Quay,
Dublin 1,
Ireland
Attention: Paying Agent / Calculation Agent
Facsimile: +353 1 622 1020
                  +353 1 622 2210
Any notice hereunder given by mail, overnight courier, facsimile, telecopy or telex shall be deemed to have been received when it would have been received in the ordinary course of post or transmission, as the case may be, and any electronic mail shall be deemed received when a return receipt is received.
     SECTION 13. Judgment Currency. The Issuer agrees to indemnify the Calculation Agent against any loss incurred as a result of any judgment or order being given or made for any amount due hereunder and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than U.S. dollars and as a result of any variation between (i) the rate of exchange at which the U.S. dollar amount is converted into the Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange at which the Calculation Agent would have been able to purchase U.S. dollars with the amount of the Judgment Currency actually received by the Calculation Agent had the Calculation Agent utilized such amount of Judgment Currency to purchase U.S. dollars as promptly as practicable upon such the Calculation Agent’s receipt thereof. The foregoing indemnity shall constitute a separate and independent obligation of the Issuer and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid.

The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.
     SECTION 14. Consent to Jurisdiction; Appointment of Agent for Service of Process. (a) The Issuer irrevocably consents and agrees, for the benefit of the Calculation Agent that any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter arising out of or in connection with this Agreement or any additional agreement may be brought in any federal or state court in the Borough of Manhattan, The City of New York and, until all amounts due and to become due in respect of all the Notes have been paid, or until any such legal action, suit or proceeding commenced prior to such payment has been concluded, hereby irrevocably consents and submits to the non-exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding arising out of or in connection with this Agreement or any additional agreement for itself and in respect of its properties, assets and revenues.
     (b) The Issuer hereby irrevocably designates, appoints and empowers CT Corporation System, whose address in New York City is 111 Eighth Avenue, New York, New York 10011, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and its properties, assets and revenues, service of any and all legal process, summons, notices and documents that may be served in any such action, suit or proceeding brought in any United States or State court, with respect to its obligations, liabilities or any other matter arising out of or in connection with this Agreement or any additional agreement and that may be made on such designee, appointee and agent in accordance with legal procedures prescribed for such courts. If for any reason such designee, appointee and agent hereunder shall cease to be available to act as such, the Issuer agrees to designate a new designee, appointee and agent in The City of New York, on the terms and for the purposes of this Section 14 satisfactory to the Calculation Agent. The Issuer further hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents in any such action, suit or proceeding by serving a copy thereof upon the relevant agent for service of process referred to in this Section 14 (whether or not the appointment of such agent shall for any reason prove to be ineffective or such agent shall accept or acknowledge such service) or by mailing copies thereof by registered or certified mail, first class, postage prepaid, to it at its address specified in or designated pursuant to this Agreement. The Issuer agrees that the failure of any such designee, appointee and agent to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon. Nothing herein shall in any way be deemed to limit the ability of the Calculation Agent to serve any such legal process, summons, notices and documents in any other manner permitted by applicable law or to obtain jurisdiction over the Issuer or bring actions, suits or proceedings against the Issuer in any jurisdiction, and in any manner, as may be permitted by applicable law. The Issuer hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Agreement brought in any federal or state court in the Borough of Manhattan, The City of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
     SECTION 15. Waiver of Immunities. To the fullest extent permitted by law, the Corporation hereby waives irrevocably any immunity from jurisdiction (but not execution or attachment or process in the nature thereof) to which it might otherwise be entitled in any action based on this Agreement in any State or Federal court in the Borough of Manhattan, The City of New York or in any competent court in the State of New South Wales or in the Commonwealth of Australia competent to hear appeals therefrom.
     SECTION 16. Benefit of Agreement. Except as provided herein, this Agreement is solely for the benefit of the parties hereto and their successors and assigns and no other person shall acquire or have any rights under or by virtue hereof.
     SECTION 17. Amendments. This Agreement may only be amended by a writing signed by the parties hereto.
     SECTION 18. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to those principles of conflicts of laws that would require the application of the laws of a jurisdiction other than the State of New York (other than Section 5-1401 of the New York General Obligations Law), except that all matters pertaining to authorization and execution of this Agreement by the Issuer shall be governed by the laws of the State of New South Wales, the Commonwealth of Australia.
     SECTION 19. Counterparts. This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts hereof shall constitute a single instrument.
     SECTION 20. Force Majeure. In no event shall the Calculation Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities communications or computer (software and hardware) services; it being understood that the Calculation Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
     SECTION 21. Separability Clause. In case any provision in this Agreement or in the Securities shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, this Agreement has been entered into the day and year first above written.

NEW SOUTH WALES TREASURY CORPORATION
By:
Name:
Title:

CITIBANK, N.A., LONDON BRANCH, as Calculation Agent
By:
Name:
Title:

Signature Page to Calculation Agency Agreement

EXHIBIT A
[Attach Form of Floating Rate Note — See Exhibit (i) to Amendment No. 1 on Form 18-K/A to the registrants’ Annual Report on Form 18-K for their fiscal year ended June 30, 2009]